Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Allergan plc (formerly Actavis plc), on Form S-8 (No. 333-191487) of our report dated June 26, 2015 on our audit of the financial statements and supplemental schedules of Actavis, Inc. 401(k) Plan as of December 31, 2014 and for the year ended December 31, 2014, which report is included in this Annual Report on Form 11-K to be filed on or about June 26, 2015.

/s/ EisnerAmper LLP

Iselin, New Jersey

June 26, 2015